UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

eSpeed, Inc.
______________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[    ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 11, 2005

Dear Stockholder:

You are cordially invited to attend our 2005 Annual Meeting of Stockholders, which will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, on June 16, 2005, commencing at 10:00 a.m. (local time). We look forward to greeting as many of our stockholders as are able to be with us.

At the Annual Meeting, you will be asked to consider and vote upon (i) the election of seven directors; and (ii) such other business as may properly come before the meeting and any adjournment thereof.

We hope you will find it convenient to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD, for which a return envelope is provided. No postage need be affixed to the Proxy Card if it is mailed in the United States.

Our Annual Report for the fiscal year ended December 31, 2004 is being mailed to you together with the enclosed proxy materials.

Sincerely,
HOWARD W. LUTNICK Chairman of the Board of Directors

eSpeed, Inc.
110 East 59th Street
New York, NY 10022

Notice of Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our Annual Meeting of Stockholders will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, on June 16, 2005, commencing at 10:00 AM (local time), for the following purposes:

(1)	To elect seven (7) directors to hold office until the next annual meeting and until their successors are duly elected and qualified; and

(2)	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on May 2, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

STEPHEN M. MERKEL
Secretary

May 11, 2005

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

eSpeed, Inc.
110 East 59th Street
New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors to be used at our Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 16, 2005, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Our Annual Report for the fiscal year ended December 31, 2004 accompanies this Proxy Statement. This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about May 11, 2005.

The close of business on May 2, 2005 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record as of that date of shares of our Class A common stock, $.01 par value per share, or of our Class B common stock, $.01 par value per share, are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our Common Equity.

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. On the Record Date, there were 34,311,566 shares of our Class A common stock and 22,139,270 shares of our Class B common stock, for a total of 56,450,836 shares of our Common Equity, outstanding and entitled to vote.

Execution of a Proxy Card by a stockholder will not affect such stockholder's right to attend the Annual Meeting and to vote in person. Any stockholder who executes a Proxy Card has a right to revoke the Proxy at any time before it is voted by advising Stephen M. Merkel, our Secretary, in writing of such revocation, by executing a later-dated Proxy which is presented to us at or prior to the Annual Meeting, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of our Common Equity issued and outstanding on the Record Date (the "Total Voting Power"), which shares must be present in person or represented by Proxy at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum, but will have no other effect. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether stockholders have elected any director. A broker non-vote occurs when a nominee holding a share for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Pursuant to the trust agreement governing our eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the "Deferral Plan"), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Plan participants.

Unless specified otherwise, the Proxies will be voted FOR the election of all the nominees to serve as our directors. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 110 East 59th Street, New York, NY 10022, and our telephone number is (212) 938-5000.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members. Our Board, upon recommendation of our four independent directors, has nominated seven persons for election as directors at the 2005 Annual Meeting. All of the nominees are currently members of our Board of Directors. Information with respect to the seven nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board of Directors does not now expect), our Board of Directors reserves the right to nominate another person or to vote to reduce the size of our Board of Directors. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board of Directors. There is no cumulative voting for directors.

Name	Age	Director Since	Principal Occupations During the Last F ive Years; Other Directorships
Howard W. Lutnick	43	1999	Mr. Lutnick has been our Chairman of the Board of Directors and Chief Executive Officer since June 1999 and was our President from September 2001 to May 2004. Mr. Lutnick joined Cantor Fitzgerald, L.P. ("Cantor") in 1983 and has served as President and Chief Executive Officer of Cantor since 1992. Mr. Lutnick's company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the Board of Directors of the Zachary and Elizabeth M. Fisher Center for Alzheimer's Disease Research at Rockefeller University, the Executive Committee of the Intrepid Museum Foundation's Board of Trustees and the Board of Directors of the Solomon Guggenheim Museum Foundation.
Lee M. Amaitis	55	2001	Mr. Amaitis has been our Vice Chairman since May 2004 and our Global Chief Operating Officer and director since September 2001. Mr. Amaitis has been Executive Managing Director of eSpeed International Limited since December 1999 and, since October 1, 2004, Chairman and Chief Executive Officer of BGC Partners, L.P. ("BGC"). Mr. Amaitis has also been President and Chief Executive Officer of Cantor Fitzgerald International and Cantor Fitzgerald Europe since March 1995. Prior to joining Cantor, Mr. Amaitis was Managing Partner and Senior Managing Director of Cowen Government Brokers from April 1991 to February 1995 and was Manager MBS and Limited Partner of Cowen & Co. from February 1989 to April 1991.
Kevin Foley	45	2004	Mr. Foley has been our President and a director since May 2004. Prior to joining us, Mr. Foley served as Chief Executive Officer of Bloomberg Tradebook, LLC, a global institutional electronic brokerage he founded in 1995. Mr. Foley also served as Global Head of Electronic Marketing and as Global Head of Foreign Exchange for Bloomberg, where he was responsible for electronic trading applications for equities, fixed income, energy and foreign exchange markets. Prior to joining Bloomberg, Mr. Foley was a U.S. government bond trader for Drexel Burnham Lambert.

Name	Age	Director Since	Principal Occupations During the Last F ive Years; Other Directorships
John H. Dalton	62	2002	Mr. Dalton has been our director since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association and lobbying organization composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004.From May 1999 to June 2000, Mr. Dalton was Chairman and Chief Executive Officer of EPCAD Systems, a company that researches and develops electroplasma technology for the metals industry. Mr. Dalton served as Secretary of the Navy from July 1993 to November 1998. Mr. Dalton serves on the Board of Directors of TransTechnology Corp., a company that designs and manufactures defense and aerospace products, and Fresh Del Monte Produce Inc., a producer and marketer of fresh produce.
William J. Moran	63	1999	Mr. Moran has been our director since December 1999. Mr. Moran is Executive Vice President and General Auditor of J.P. Morgan Chase & Co. Mr. Moran joined the Chase Manhattan Corporation and the Chase Manhattan Bank in 1975 as Internal Control Executive. After several promotions, Mr. Moran was named General Auditor in 1992, Executive Vice President in 1997 and a member of the Management Committee in 1999. Before joining Chase, Mr. Moran was with the accounting firm of Peat, Marwick, Mitchell & Co. for nine years.
Henry ("Hank") Morris	51	2003	Mr. Morris has been our director since May 2003. Mr. Morris is the founding partner, Chairman and President of Morris & Carrick, Inc., a media and strategic consulting firm. He has broad experience directing media and strategy for political campaigns and ballot initiatives. Mr. Morris has also served as a crisis communications consultant, including on behalf of Cantor Fitzgerald and eSpeed in the aftermath of the September 11th tragedy. Since 1996, Mr. Morris has also been Chairman, Chief Executive Officer and a major stockholder of Curran & Connors, Inc. Since 1997, Mr. Morris has also served as a director and Audit Committee member of CDSI Holdings, Inc., a company that seeks new internet-related or other business opportunities.

Name	Age	Director Since	Principal Occupations During the Last F ive Years; Other Directorships
Albert M. Weis	77	2002	Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the audit committee of Synetic, Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the audit committee of Medical Manager Corporation (successor to Synetic, Inc.).

VOTE REQUIRED FOR APPROVAL

The seven nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of our nominees, other than Messrs. Lutnick, Amaitis and Foley, qualifies as an "independent director" in accordance with the published listing requirements of The Nasdaq Stock Market ("Nasdaq"). The Nasdaq independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq marketplace rules, our Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the individual directors and us with regard to each director's business and personal activities as they may relate to us and our management.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. Under our current policy, each of our non-employee directors is granted an option to purchase 30,000 shares of our Class A common stock in connection with his initial election to our board and an option to purchase 10,000 shares of our Class A common stock each year he serves as a director thereafter. In addition, non-employee directors receive annual compensation of $25,000. They also receive cash compensation of $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a committee of our Board of Directors actually attended, whether in person or by telephone. However, none of our non-employee directors will be paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees of our Board of Directors.

Meetings and Committees of our Board of Directors

Our Board of Directors held eight meetings during the year ended December 31, 2004. In addition to meetings, our Board of Directors and its committees reviewed and acted upon matters by unanimous written consent.

Our Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. Dalton, Moran, Morris and Weis, all of whom are independent directors (as defined in the applicable Nasdaq rules). Mr. Morris was elected to the Audit Committee in April 2005. The Audit Committee selects our independent registered public accounting firm, consults with our auditors and with management with regard to the adequacy of our financial reporting, internal accounting controls and the audit process and considers any permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee held twelve meetings during the year ended December 31, 2004.

During 2004, our Audit Committee specifically approved the appointment of Deloitte & Touche LLP ("Deloitte") to be our independent registered public accounting firm for the year ending December 31, 2004. Deloitte was also approved to perform reviews, pursuant to Statement of Accounting Standards No. 71, of our quarterly financial reports within the year ended December 31, 2005, and certain other audit related services such as accounting consultations. Pursuant to our Audit Committee charter, the Audit Committee will pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and the term thereof) to be performed for us by Deloitte, subject to the minimum exception for permitted non-audit services that are approved by the Audit Committee prior to completion of the audit.

The members of the Compensation Committee are Messrs. Dalton, Moran, Morris and Weis, all of whom are non-employee directors. Mr. Morris joined the Compensation Committee in April 2005. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering our stock option and stock purchase plan. The Compensation Committee held six meetings during the year ended December 31, 2004. During 2004, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he is a member.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors as defined by the Nasdaq rules. The Board of Directors believes that such participation of all directors is appropriate given the size of the Board of Directors and the level of participation of our independent directors in the nomination process. The Board of Directors will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board of Directors will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled "Stockholder Proposals."

The Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. The Board of Directors screens candidates, does reference checks and conducts interviews, as appropriate. The Board of Directors does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

Executive Sessions

In order to comply with Nasdaq marketplace rules, the Board has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of the Company.

Annual Meetings

The Board has not adopted any specific policy with respect to the attendance of directors at annual meetings of stockholders of the Company. At last year's annual meeting of stockholders, held on October 20, 2004, six of the Company's directors were in attendance.

Communications with the Board

Stockholders may contact any member of the Board of Directors by addressing their correspondence to the Board of Directors member c/o eSpeed, Inc., 110 E. 59th Street, New York, NY 10022 Attention: Secretary. The Secretary will forward all such correspondence to the named director. If you wish to propose director candidates or make other proposals relating to an annual meeting of stockholders, please follow the instructions set forth in the section below entitled "Stockholder Proposals."

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors. In addition to Messrs. Lutnick, Amaitis and Foley, who serve as members of the Board of Directors, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Stephen M. Merkel, 46, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel was our director from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Mr. Merkel serves as a director and Secretary of the Cantor ExchangeSM. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the Board of Directors of Freedom International Brokerage Company.

Jay Ryan, 42, was our Interim Chief Financial Officer from May 2004 to April 2005 and has been our Chief Financial Officer since April 2005. Prior to joining us, Mr. Ryan served at Goldman Sachs & Company as a Managing Director. At Goldman Sachs, Mr. Ryan served as Global Head of Product Control from January 2000 to December 2001 and as Assistant Controller from January 2000 to May 2004. Mr. Ryan was a staff auditor for Arthur Anderson & Co. prior to being employed by Goldman Sachs & Company.

Paul Saltzman, 44, has been our Chief Operating Officer since June 2004. Prior to joining us, from 1995 to June 1, 2004, Mr. Saltzman was the Executive Vice President and General Counsel for The Bond Market Association, the trade association for the fixed income industry. Mr. Saltzman served as in-house counsel for Greenwich Capital Markets from 1994 to 1995 and for Kidder, Peabody & Co. from 1990 to 1994, and from 1985 to 1990, was an attorney for New York and Washington, D.C.-based law firms.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning all compensation earned for the year ended December 31, 2004, the year ended December 31, 2003 and the year ended December 31, 2002 by our Chief Executive Officer and each of our four other most highly compensated executive officers serving as of December 31, 2004 (collectively, the "Named Executive Officers"):

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation
						Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)		Bonus ($)				Other Compensation ($)(4)
Howard W. Lutnick	2004	1,000,000		0		1,000,000		—
Chairman and Chief Executive	2003	400,000		600,000		1,000,000		—
Officer	2002	400,000		600,000		1,000,000		3,000
Lee M. Amaitis	2004	900,000		0		250,000		—
Vice Chairman	2003	450,000		500,000		200,000		—
	2002	400,000		500,000		200,000		—
Kevin Foley	2004	600,000	(1)	400,000		875,000	(3)	—
President	2003	—		—		—		—
	2002	—		—		—		—
Stephen M. Merkel	2004	600,000		150,000		100,000		—
Executive Vice President, General	2003	250,000		500,000		100,000		—
Counsel and Secretary	2002	250,000		450,000		100,000		3,000
Paul Saltzman	2004	291,666	(2)	400,000	(2)	350,000	(3)	—
Chief Operating Officer	2003	—		—		—		—
	2002	—		—		—		—

(1)	Amount paid in 2004 based on hire date of May 1, 2004 at an annual salary of $900,000 pursuant to employment agreement.

(2)	Amount paid in 2004 based on hire date of June 1, 2004 and annual salary of $500,000 and includes guaranteed bonus of $300,000 for 2004, and sign-on bonus of $50,000 pursuant to employment agreement.

(3)	On their respective start dates, Kevin Foley was granted 500,000 options and Paul Saltzman was granted 200,000 options. The remaining options were granted on December 20, 2004.

(4)	Consists of matching contributions by us under the Deferral Plan.

The following table sets forth information about options granted during 2004 to our Named Executive Officers. There were no SARs granted during 2004 to any of our Named Executive Officers.

Option Grants in Last Fiscal Year
Individual Grants

Name	Number of Shares Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Howard W. Lutnick.	1,000,000	27	13.00	12/20/2014	4,980,000
Lee M. Amaitis	250,000	7	11.47	12/20/2014	1,347,500
Kevin Foley	375,000	10	11.47	12/20/2014	2,021,250
	500,000	14	17.43	4/29/2014	3,535,000
Stephen M. Merkel.	100,000	3	11.47	12/20/2014	539,000
Paul Saltzman	150,000	4	11.47	12/20/2014	808,500
	200,000	5	17.67	5/3/2014	1,434,000

(1)	The options vest quarterly over a four-year period from the date of grant.

(2)	The present value of the options was estimated using a modified Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 3%, no expected dividends, expected stock price volatility of 57% and assumed exercise after approximately 3 years.

The following table provides information, with respect to the Named Executive Officers, concerning options exercised in 2004 and those options held as of December 31, 2004. There were no SARs held at fiscal year end by any of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End($)(2)
Name			Exercisable	Unexercisable(1)	Exercisable	Unexercisable(1)
Howard W. Lutnick	—	—	5,750,000	1,375,000	$8,178,750	$2,726,250
Lee M. Amaitis	—	—	868,750	243,750	1,045,063	816,563
Kevin Foley	—	—	500,000	375,000	—	337,500
Stephen M. Merkel	40,000	828,200	460,000	150,000	436,200	453,500
Paul Saltzman	—	—	200,000	150,000	—	135,000

(1)	On December 20, 2004, the Compensation Committee accelerated the vesting of all previously issued options having an exercise price of $11.47 per share or more. On March 8, 2005, our Board of Directors accelerated the vesting of an additional 3.0 million unvested "out-of-the-money" options having an exercise price of $8.72 or higher. The table does not reflect acceleration of vesting of options on March 8, 2005.

(2)	Based on the last reported sale price of $12.37 for our Class A common stock on December 31, 2004.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors consists of Messrs. Dalton, Morris, Moran and Weis. All of the members of our Compensation Committee are non-employee directors and are not former officers. During 2004, none of our executive officers served as a member of the Board of Directors or on the compensation committee of a corporation where any of its executive officers served on our Compensation Committee or on our Board of Directors.

Report of the Compensation Committee of our Board of Directors on Executive Compensation

The Compensation Committee reviews and recommends to eSpeed's Board of Directors for its approval the salaries and bonuses of eSpeed's executive officers. In addition, the Compensation Committee administers eSpeed's Amended and Restated 1999 Long-Term Incentive Plan, eSpeed's 2003 Incentive Bonus Compensation Plan and eSpeed's Employee Stock Purchase Plan, which has been suspended as a result of the events of September 11, 2001.

Compensation Philosophy

eSpeed's executive compensation program is designed to integrate compensation with the achievement of eSpeed's short- and long-term business objectives and to assist eSpeed in attracting, motivating and retaining the highest quality executives.

Executive compensation is composed of three components: (i) a base salary, which is designed to attract talented employees and contribute to motivating and rewarding individual performance; (ii) an incentive bonus of cash and/or stock, which is intended to tie financial reward with the achievement of eSpeed's short-term performance objectives; and (iii) a long-term incentive program, including options, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of eSpeed's executive officers with those of eSpeed's stockholders.

The Compensation Committee generally intends that compensation paid to eSpeed's Chief Executive Officer and the other Named Executive Officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the Committee's other objectives. Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain Named Executive Officers in excess of $1 million, unless the payments are qualified "performance-based" compensation as defined in Section 162(m) of the Code.

Base Salary Compensation

The Compensation Committee believes that the retention of executives who have developed the skills and expertise required to lead eSpeed's organization is vital to eSpeed's competitive strength. The Compensation Committee further believes that attracting other key employees who can supplement the efforts of eSpeed's existing executives is absolutely critical. To this end, it is the Compensation Committee's policy to establish base pay at competitive levels.

Incentive Bonus Compensation

The Compensation Committee believes that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. In March 2003, the Compensation Committee approved eSpeed's 2003 Incentive Bonus Compensation Plan, which provides a means for the payment of qualified "performance-based" compensation in the form of bonuses to certain of eSpeed's senior officers while preserving eSpeed's tax deduction. In October 2003, eSpeed's shareholders approved the 2003 Incentive Bonus Compensation Plan.

On March 29, 2004, the Compensation Committee set bonus opportunities for each executive officer of eSpeed of up to 100% of such officer's base salary in the event that the increase of pre-tax operating earnings per share from 2003 to 2004 calculated on the same basis as the Company's 2003 earnings release was 30%, subject to proportionate reduction for smaller increases.

On March 31, 2005, the Compensation Committee determined that the executive officers of eSpeed, including Howard Lutnick, Kevin Foley, Lee Amaitis, Paul Saltzman and Stephen Merkel, would be participating executives for 2005 in eSpeed's 2003 Incentive Bonus Compensation Plan. The Compensation Committee set 2005 bonus opportunities of up to 100% of each executive officer's base salary. Actual bonuses will be determined by the Compensation Committee, taking into account such individual and corporate measures of performance as it determines appropriate in its discretion, including whether eSpeed has achieved a 2005 revenue target of $150 million, provided that in no event will any such bonus be paid (i) to any executive officer whose employment terminates prior to December 31, 2005, or (ii) if eSpeed does not achieve any operating profit for 2005.

Grants of Options

It is the policy of the Compensation Committee to award options to eSpeed's executive officers and other key employees in order to align their interests with those of eSpeed's long-term investors and to help attract and retain these persons. The options, therefore, provide value to the recipients only if and when the market price of eSpeed's Class A common stock increases above the option grant price. To that end, there is ongoing review by the Compensation Committee of the market price of eSpeed's Class A common stock and the grant price of options. It is the Compensation Committee's goal to preserve this incentive as an effective tool in motivating and retaining executives.

In 2004, options to purchase 2,575,000 shares of eSpeed's Class A common stock were granted by eSpeed's Compensation Committee to the Named Executive Officers.

Compensation of eSpeed's Chief Executive Officer

In 2004, Mr. Lutnick was paid a salary of $1,000,000 and did not receive a bonus. While Mr. Lutnick's total compensation did not change in 2004, Mr. Lutnick's salary was increased to $1,000,000 in 2004 and his bonus was reduced to more properly reflect market salary rates. In 2004, Mr. Lutnick was granted options to purchase 1,000,000 shares of eSpeed's Class A common stock, which vest and become exercisable quarterly over a four year period from the date of grant, December 20, 2004. The vesting of such options was accelerated in March 2005. The Compensation Committee set Mr. Lutnick's option exercise price at $13 per share, compared to the exercise price of options granted to other executive officers and employees of $11.47 per share. The Compensation Committee considered several factors in establishing eSpeed's Chief Executive Officer's salary and option grant, including market pay practices, performance level, changes in pre-tax operating earnings per share from the prior year, contributions toward achievement of strategic goals and eSpeed's overall financial and operating results.

THE COMPENSATION COMMITTEE
Albert M. Weis, Chairman John H. Dalton William J. Moran

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

By Management.    The following table sets forth certain information, as of April 27, 2005, with respect to the beneficial ownership of our Common Equity by: (i) each director; (ii) each of the executive officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at 110 East 59th Street, New York, NY 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

Beneficial Ownership (1)
	Class A common stock				Class B common stock
Name	Shares		%		Shares		%
Howard Lutnick	31,135,100	(2)	53.6	(3)	22,139,270	(4)	100%
Lee M. Amaitis	1,269,137	(5)	4.2	(6)	—		—
Kevin Foley	875,000	(7)	2.9	(8)	—		—
Stephen M. Merkel	603,072	(9)	2.0	(10)	—		—
Paul Saltzman	352,200	(11)	1.2	(12)	—		—
William J. Moran	96,000	(13)		*	—		—
John H. Dalton	62,200	(14)		*	—		—
Albert M. Weis	68,000	(15)		*	—		—
Henry Morris	50,000	(16)		*	—		—
Jay Ryan	50,000	(17)		*	—		—
All executive officers and directors as a group (10 persons), (2) (5) (7) (9) (11) (13) (14) (15) (16) (17)	34,560,709		56.3	(18)	22,139,270		100%

*	Less than 1%

(1)	Based upon information supplied by executive officers and directors, and filings under Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2)	Consists of (1) 6,937,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005, (2) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P., (3) 19,497,800 shares of Class B common stock held by Cantor Fitzgerald Securities, (4) 537,333 shares of Class A common stock held by Cantor Fitzgerald Securities, (5) 387,469 shares of Class A common stock held by CF Group Management, Inc., (6) 955,923 shares of Class A common stock held directly by Mr. Lutnick, (7) 2,016 shares of Class A common stock held in Mr. Lutnick's 401(k) account and (8) 175,589 shares of Class A common stock held by a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick's wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P. and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(3)	Percentage based on (1) 29,047,428 shares of Class A common stock outstanding on April 27, 2005, (2) 22,139,270 shares of Class B common stock outstanding on April 27, 2005 and (3) 6,973,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(4)	Consists of (1) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P., which shares are immediately convertible into shares of Class A common stock and (2) 19,497,800 shares of Class B common stock held by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P. and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(5)	Consists of (1) 1,165,625 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005 and (2) 103,512 shares of Class A common stock held directly by Mr. Amaitis.

(6)	Percentage based on (1) 29,047,428 shares of Class A common stock outstanding on April 27, 2005 and (2) 1,165,625 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(7)	Consists of (1) 875,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(8)	Percentage based on (1) 29,047,428 shares of Class A common stock outstanding on April 27, 2005 and (2) 875,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(9)	Consists of (1) 585,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005, (2) 14,217 shares of Class A common stock held directly by Mr. Merkel, (3) 1,605 shares of Class A common stock held in Mr. Merkel's 401(k) account and (4) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel's spouse.

(10)	Percentage based on (1) 29,047,428 shares of Class A common stock outstanding on April 27, 2005 and (2) 585,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(11)	Consists of (1) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005 and (2) 2,200 shares of Class A common stock held directly by Mr. Saltzman.

(12)	Percentage based on (1) 29,047,428 shares of Class A common stock outstanding on April 27, 2005 and (2) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(13)	Consists of (1) 93,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005 and (2) 3,000 shares of Class A common stock held directly by Mr. Moran.

(14)	Consists of (1) 60,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005 and (2) 2,200 shares of Class A common stock held directly by Mr. Dalton.

(15)	Consists of (1) 50,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005, (2) 11,000 shares of Class A common stock held directly by Mr. Weis and (3) 7,000 shares of Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis' spouse, 4,000 shares are held in trust for Mr. Weis' children and 2,000 shares are beneficially owned by Mr. Weis' children.

(16)	Consists of 50,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(17)	Consists of 50,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

(18)	Percentage based on (1) 29,047,428 shares of Class A common stock outstanding on April 27, 2005, (2) 22,139,270 shares of Class B common stock outstanding on April 27, 2005 and (3) 10,216,125 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2005.

By Others.    The following table sets forth certain information, as of April 27, 2005, with respect to the beneficial ownership of our common equity by each person or entity known to us to beneficially own more than 5% of a class of our common equity, other than our officers and directors. Unless indicated otherwise, the address of each entity listed is 110 East 59th Street, New York, NY 10022, and each entity listed has sole voting and investment power over the shares beneficially owned. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal amount of number of shares of Class A common stock for purposes of this table.

Beneficial Ownership
	Class A common stock				Class B common stock
Name	Shares		%		Shares		%
Cantor Fitzgerald Securities	20,035,133	(1)	41.3	(2)	19,497,800		88.1	(3)
Cantor Fitzgerald, L.P	22,676,603	(4)	44.3	(5)	22,139,270	(6)	100.0	(3)
CF Group Management, Inc	23,064,072	(7)	45.1	(5)	22,139,270	(6)	100.0	(3)
Downtown Associates, L.L.C	3,226,300	(8)	11.1	(9)	—		—

(1)	Consists of (1) 19,497,800 shares of Class B common stock and (2) 537,333 shares of Class A common stock.

(2)	Percentage based on 29,047,428 shares of Class A common stock outstanding on April 27, 2005 and 19,497,800 shares of Class B common stock convertible into shares of Class A common stock on April 27, 2005.

(3)	Based on 22,139,270 shares of Class B common stock outstanding on April 27, 2005.

(4)	Consists of (1) 2,641,470 shares of Class B common stock owned by Cantor Fitzgerald, L.P., (2) 19,497,800 shares of Class B common stock owned by Cantor Fitzgerald Securities and (3) 537,333 shares of Class A common stock held by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities.

(5)	Percentage based on 29,047,428 shares of Class A common stock outstanding on April 27, 2005 and 22,139,270 shares of Class B common stock outstanding on April 27, 2005.

(6)	Consists of (1) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P. and (2) 19,497,800 shares of Class B common stock held by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P.

(7)	Consists of (1) 387,469 shares of Class A common stock held by CF Group Management, Inc., (2) 19,497,800 shares of Class B common stock held by Cantor Fitzgerald Securities, (3) 537,333 shares of Class A common stock held by Cantor Fitzgerald Securities and (4) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P.

(8)	As set forth in a Schedule 13G filed on February 28, 2005 by Ronald Juvonen. The address of Mr. Juvonen and Downtown Associates, L.L.C. is 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348. Downtown Associates, L.L.C. have shared voting and dispositive power with respect to 3,226,300 shares.

(9)	Percentage based on 29,047,428 shares of Class A common stock outstanding on April 27, 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

In addition to retaining Deloitte to audit our consolidated financial statements for 2004, we retained Deloitte to audit the Deferral Plan. The following table summarizes the aggregate fees billed to us by Deloitte:

	2004	2003
Audit Fees (a)	$877,128	$496,250
Audit-Related Fees (b)	80,000	87,500
Tax Fees (c)	0	0
All Other Fees	0	0
Total	$957,128	$583,750

(a)	Fees for audit services billed in 2004 and 2003 consisted of:

•	Audit of our annual financial statements

•	Reviews of our quarterly financial statements

(b)	Fees for audit-related services billed in 2004 and 2003 consisted of:

•	Financial accounting and reporting consultations

In considering the nature of the services provided by Deloitte, our Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management and determined that they are permitted under the rules and regulations concerning auditor independence. All of the services provided above were pre-approved by the Audit Committee pursuant to policies set forth in our Audit Committee charter.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of eSpeed's Board of Directors is made up solely of independent directors, as defined in the Nasdaq rules, and it operates under a written charter adopted by eSpeed's Board of Directors most recently revised by the Audit Committee and Board of Directors in August 2004. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on our website at http://www.espeed.com under the heading "Investor Info."

As described more fully in its charter, the primary function of the Audit Committee is to assist eSpeed's Board of Directors in its general oversight of eSpeed's financial reporting, internal controls and the audit process. Management is responsible for the preparation, presentation and integrity of eSpeed's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Deloitte & Touche LLP ("Deloitte"), an independent registered public accounting firm, is responsible for performing an independent audit of eSpeed's annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with generally accepted auditing standards, and an independent audit of eSpeed's management's annual report on the Company's internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Deloitte and, in addition, reviewed and pre-approved all services provided by Deloitte during 2004.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing eSpeed's financial statements, internal controls and audit matters as well as related-party transactions. The Audit Committee meets each quarter with management and the auditors to review eSpeed's interim financial results before the publication of eSpeed's quarterly earnings press releases, and periodically in executive sessions. Management's and independent registered public accounting firm's presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent registered public accounting firm.

In accordance with Audit Committee policy and the more recent requirements of the law, all services to be provided by Deloitte are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services.

In fulfilling its responsibilities, the Committee has met and held discussions with management and Deloitte regarding the fair and complete presentation of eSpeed's financial results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has met to review and discuss the annual audited and quarterly consolidated financial statements for eSpeed for the 2004 fiscal year (including the disclosures contained in the Company's 2004 Annual Report on Form 10-K and its 2004 Quarterly Reports on Form 10-Q, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations") with eSpeed's management and Deloitte. The Committee also reviewed and discussed with management, the internal auditors and Deloitte, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management's annual report on the Company's internal control over financial reporting and Deloitte's report there on and on the effectiveness of such control.

The Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees" (Codification of Statement on

Auditing Standards, AU §380), as modified or supplemented. In addition, the Committee has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as modified or supplemented, and has discussed with Deloitte its independence from eSpeed and its management. The Committee also has considered whether the provision of permitted non-audit services by Deloitte is compatible with maintaining Deloitte's independence. The Audit Committee recommended to our Board of Directors, and our Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

THE AUDIT COMMITTEE
William J. Moran, Chairman John H. Dalton Albert M. Weis

PERFORMANCE GRAPH

The performance graph below shows a comparison of the cumulative total stockholder return, on a dividend reinvestment basis, measured on December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, assuming $100 was invested on December 31, 1999 in our Class A common stock, our selected peer group and the S&P 500. Our peer group includes ITG Inc., Instinet, LLC, Chicago Mercantile Exchange Holdings Inc. and the Nasdaq. The returns of the peer group companies have been weighted according to their stock market capitalization for purposes of arriving at a peer group average.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION TRANSACTIONS

Concurrently with our initial public offering, Cantor contributed to us certain of our assets. These assets primarily consisted of the proprietary software, network distribution systems, technologies and related contractual rights that comprise our eSpeed® system. In exchange for these assets, we issued to Cantor 43,999,900 shares of our Class B common stock, representing approximately 98% of the voting power of our capital stock outstanding at the time. Cantor converted 3,350,000 of these shares into the shares of our Class A common stock which it sold in our initial public offering in December 1999.

We entered into the agreements described below in connection with the formation transactions and to help define the terms of our relationship with Cantor in the future. In an effort to mitigate conflicts of interest between us and Cantor, we and Cantor have agreed that none of these agreements may be amended without the approval of a majority of our disinterested directors.

JOINT SERVICES AGREEMENT

Under our Joint Services Agreement with Cantor dated as of May 12, 2003, and services agreements with TradeSpark, Freedom, Municipal Partners, LLC, and CO2e.com, LLC, we own and operate the electronic trading systems and are responsible for providing electronic brokerage services, and Cantor and BGC, TradeSpark, Freedom, Municipal Partners, LLC and CO2e.com, LLC provide voice-assisted brokerage services, fulfillment services such as clearance and settlement and related services, such as credit and risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Our agreement with Cantor provides for a perpetual term.

REVENUE SHARING ARRANGEMENTS

Under our Amended and Restated Joint Services Agreement with Cantor and services agreements with TradeSpark, Freedom, Municipal Partners, LLC, and CO2e.com, LLC, we own and operate the electronic trading systems and are responsible for providing electronic brokerage services, and Cantor and BGC, TradeSpark, Freedom, Municipal Partners, LLC, and CO2e.com, LLC, provide voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully-electronic transactions, we receive 65% of the transaction revenues and Cantor, TradeSpark or Freedom receives 35% of the transaction revenues. We and Municipal Partners, LLC each receive 50% of the fully-electronic revenues related to municipal bonds and we and CO2e.com, LLC each receive 50% of the fully-electronic revenues. In general, for voice-assisted brokerage transactions, we receive 7% of the transaction revenues, in the case of BGC transactions, and 35% of the transaction revenues, in the case of TradeSpark or Freedom transactions. In the case of CO2e.com, LLC, we receive 50% of CO2e.com, LLC fully-electronic revenues and 15% of the voice-assisted and open outcry revenues until December 31, 2003, and 20% of voice-assisted and open outcry revenues thereafter. In addition, we receive 25% of the net revenues from Cantor's gaming business. With respect to an eSpeed equity order routing business conducted for Cantor, we and Cantor each receive 50% of the revenues, after deduction of specified marketing, sales and other costs and fees. Any eSpeed equity order routing business that is not conducted for Cantor will be treated generally as a fully-electronic transaction, and we will receive 65% of the revenues of any such business and Cantor will receive 35% of such revenues.

In February 2003, we agreed with Cantor that with respect to (i) certain network access facilities services agreements and (ii) other circumstances in which Cantor refers network access facility services business to us, 60% of net revenues from such business would be paid to Cantor and 40% of such revenues would be paid to us. This revenue sharing arrangement will be made after deduction of all sales commissions, marketing, helpdesk, clearing and direct third-party costs, including circuits and maintenance.

In May 2003, we agreed that to the extent that we market the eSpeed ELITE market data product on behalf of Cantor, Cantor will pay us 20% of the revenues for such product.

In January 2005, our Audit Committee and Board of Directors authorized our management to enter into amendments or modifications to the Joint Services Agreement which provide for a division of revenue between us and BGC or Cantor with respect to all products other than benchmark U.S. Treasury securities, spot foreign exchange or European Government Bonds which become electronically traded in the future. Although we have not entered into any such modifications to date, we may receive no less than 50% of the net revenues for such products for a period of four years from the date a customer of BGC enters an order on our eSpeed® system for such products, or four years from the date of the amendment in the case of products which are currently voice-assisted for BGC customers. At the end of such four year period, the revenue share shall revert to a payment to eSpeed of 65% of the net revenues for such products. Net revenues shall be calculated after deduction of all BGC brokerage commissions and other broker compensation expense. Our Audit Committee has also authorized our management to pay directly to BGC or Cantor brokers up to 10% of increased gross revenue on increased electronic trading on our eSpeed® system by customers of such brokers in certain products. These payments are intended to incentivize voice brokers to encourage additional electronic trading on our eSpeed® system by their customers and are solely in the discretion of our management. We have further entered into an arrangement with Cantor with respect to a revenue share regarding FX. The Joint Services Agreement was clarified to provide that the 35%/65% revenue share between eSpeed and Cantor shall be paid after the payment of the revenue share amount to certain participants on the FX platform and after payment of fees relating to clearance, settlement and fulfillment services provided by Cantor. Such clearing and settlement fees shall be shared 65%/35% in the event that the average cost of such services exceeds the average costs associated with clearing and settling cash transaction in U.S. Treasuries.

SOFTWARE SOLUTIONS SERVICES

We provide to Cantor, Freedom, BGC, Municipal Partners, LLC, and CO2e.com, LLC, Software Solutions services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for broker; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, we charge Cantor, BGC and Freedom the actual direct and indirect costs, including overhead, that we incur in performing these services. We charge Municipal Partners, LLC an amount based on the actual direct and indirect costs, including overhead, of providing such services. These services are provided to CO2e.com, LLC, at no additional cost other than the revenue sharing arrangement set forth above. In exchange for a 25% share of the net revenues from Cantor's gaming businesses, we are obligated to spend and do not get reimbursed for the first $750,000 each quarter of costs of providing support and development services for such gaming businesses.

INTELLECTUAL PROPERTY

Cantor has granted to us a license covering Cantor's patents and patent applications that relate to our eSpeed® system. The license is perpetual, irrevocable, worldwide and royalty free and is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which events Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with us, at our expense, in any attempt by us to prevent any third party infringement of our patent rights under the license. Cantor has also granted to us a non- exclusive, perpetual, irrevocable worldwide, royalty-free right and license to use the servicemarks "Cantor Exchange®," "Interactive Matching®," "MOLESM" and "CX®".

NON-COMPETITION AND MARKET OPPORTUNITY PROVISIONS

The Joint Services Agreement imposes performance obligations on us and restricts our ability to compete with Cantor and Cantor's ability to compete with us in markets that we and Cantor traditionally operate. We and Cantor have agreed to exclude the TradeSpark and Freedom marketplaces from the non-competition provisions of the Joint Services Agreement in order to enable us to enter into separate agreements in connection with these marketplaces.

ADMINISTRATIVE SERVICES AGREEMENT

Under our Administrative Services Agreement with Cantor, Cantor provides certain administrative and management services to us. Cantor makes available to us some of its administrative and other staff, including its internal audit, Treasury, legal, tax, insurance, human resources, facilities, corporate development and accounting staffs. Members of these staffs arrange for our insurance coverage and provide a wide array of services, including administration of our personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. We reimburse Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. We have also entered into arrangements with Cantor under which we have the right to use certain assets, principally computer equipment, from Cantor. These assets may be subject to operating leases with third party leasing companies. We also have arrangements with Cantor under which we share office space provided by them at their offices. Under the Administrative Services Agreement, we provide sales, marketing and public relations services to Cantor. Cantor reimburses us for the actual costs incurred by us, plus other reasonable costs, including reasonably allocated overhead. The Administrative Services Agreement had an initial three-year term, renewed for three successive one-year renewal terms and will continue to renew automatically for successive one-year terms unless canceled by either us or Cantor upon six months' prior notice; provided, however, that our right to use our London office space expires at the earlier of (1) the time Cantor's lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

Pursuant to the Administrative Services Agreement, Cantor is required to obtain for us, among other things, property and casualty insurance of not less than $40 million and business interruption insurance of $25 million. Cantor has procured property insurance coverage for us covering our fixed assets and business interruption insurance of at least these coverage amounts. However, we are listed on this insurance policy as one of several insured parties, together with Cantor and several of its affiliates. This insurance policy is for aggregate amounts in excess of the amounts set forth above. The Administrative Services Agreement does not provide for the allocation of the proceeds among the named insured parties. Insurance proceeds paid to date have been paid to Cantor on behalf of all parties named on the policy, and Cantor has allocated these proceeds among the insured parties. As a result of the terrorist attacks of September 11, 2001 (the September 11 Events), our offices in the World Trade Center were destroyed and we lost 180 of our employees, including many members of our senior management. As of December 31, 2004, we received approximately $20.5 million of property insurance proceeds in settlement for property damage related to the September 11 Events. We are entitled to up to $19.5 million of such amounts as replacement assets are purchased in the future.

We are also party to an administrative services agreement, dated as of November 12, 2004, with two of our broker-dealer subsidiaries, eSpeed Government Securities, Inc. and eSpeed Securities, Inc. Under this agreement, these subsidiaries agree to compensate us for the actual cost (plus reasonable other costs, including reasonably allocated overhead and any applicable taxes) of certain services provided by us to them, including office space, personnel and certain corporate services, including, without limitation, cash management, internal audit, facilities management, legal, payroll, benefits administration and other administrative services. This agreement remains in effect until terminated upon the mutual agreement of all parties.

REGISTRATION RIGHTS AGREEMENT

Pursuant to the Registration Rights Agreement entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

The piggyback registration rights allow Cantor to register the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another's account under the Securities Act for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the Registration Rights Agreement.

We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) our right not to effect any demand registration within six months of a public offering of our securities; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

POTENTIAL CONFLICTS OF INTEREST AND COMPETITION WITH CANTOR AND BGC

Various conflicts of interest between us and Cantor and BGC may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. Our independent registered public accounting firm is also the independent auditor of Cantor and BGC. A substantial number of our officers and managers are also partners of Cantor or BGC. For such directors, officers and managers, investment in the Cantor or BGC partnerships may involve a substantial amount of such person's personal capital and may represent a significant investment and may be purchased through a loan or other financing from Cantor or its lenders. Such partnership interests may generate substantial additional income for partners of Cantor and BGC. Three of our directors (Messrs. Lutnick, Foley and Amaitis) and all of our executive officers also serve as directors, officers and/or partners of Cantor or BGC. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor or BGC could create or appear to create potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor or BGC. Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor and indirectly of BGC. As a result, Mr. Lutnick controls Cantor and BGC. Cantor owns shares of our Class A common stock and Class B common stock representing approximately 88% of the Total Voting Power of our capital stock. Similarly, our Vice Chairman, Lee Amaitis, is the Chairman and Chief Executive Officer of BGC. Although all related party transactions between eSpeed and Cantor, BGC and related entities are approved by our Audit Committee, Mr. Lutnick's simultaneous service as our Chairman and Chief Executive Officer and his control of Cantor and BGC as well as Mr. Amaitis' simultaneous service with us and BGC could create or appear to create potential conflicts of interest when Mr. Lutnick or Mr. Amaitis is faced with decisions that could have different implications for us and for Cantor or BGC.

Our relationships with Cantor and BGC may result in agreements that are not the result of arm's-length negotiations. As a result, the prices charged to us or by us for services provided under agreements with Cantor or BGC may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties. However, transactions between us and Cantor, BGC and/or their other affiliates are subject to the approval of a majority of our independent directors. In addition, Cantor can compete with us under certain circumstances.

WILLIAMS AND DYNEGY

On June 5, 2000, each of Williams Energy Marketing & Trading and Dynegy Inc. purchased a unit consisting of (a) 789,071 shares of our Class A common stock and (b) warrants exercisable for the purchase of up to 666,666 shares of our Class A common stock, for an aggregate purchase price for the unit of $25.0 million. The warrants have a per share exercise price of $35.20, a 10-year term and 25% of the warrants are currently exercisable. The remaining warrants are exercisable commencing on December 5, 2005.

At such time as Williams and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in us of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor is obligated to use its best efforts to cause one designee jointly selected by Williams and Dynegy to be nominated to our Board of Directors and to vote its shares of common equity in favor of such designee.

TRADESPARK

On September 22, 2000, we made a cash investment in TradeSpark, L.P. (TradeSpark) of $2.0 million in exchange for a 4.97% interest in TradeSpark, and Cantor made a cash investment of $4.3 million in TradeSpark and agreed to contribute to TradeSpark certain assets relating to its voice brokerage business in certain energy products in exchange for a 28.19% interest in TradeSpark. We and Cantor also executed an amendment to the Joint Services Agreement in order to enable each to engage in this business transaction. In addition, a 66.34% interest in TradeSpark was purchased for $12.3 million by EIP Holdings, LLC (EIP Holdings), a Delaware limited liability company formed by six energy industry market participants (EIPs). The remaining 0.5% interest in TradeSpark was purchased for $250,000 by TP Holdings, LLC (TP Holdings), a Delaware limited liability company created by us, Cantor, and EIP Holdings for the purpose of acquiring and holding an interest as general partner of TradeSpark. The interests in TP Holdings of eSpeed, Cantor, and EIP Holdings were 5%, 28.33% and 66.67%, respectively. The investments in TP Holdings by eSpeed, Cantor and EIP Holdings totaled $12,500, $70,825, and $166,875, respectively. Taking into consideration both direct investments, and indirect investments through TP Holdings, the total interests in TradeSpark of eSpeed, Cantor and EIP Holdings totaled 5%, 28.33% and 66.67%, respectively. In connection with these investments, we entered into a perpetual technology services agreement with TradeSpark pursuant to which we provide the technology infrastructure for the transactional and technology related elements of the TradeSpark marketplace as well as certain other services to TradeSpark in exchange for specified percentages of transaction revenues from the marketplace. If a transaction is fully-electronic, we receive 65% of the aggregate transaction revenues and TradeSpark receives 35% of the transaction revenues. In general, if TradeSpark provides voice-assisted brokerage services with respect to a transaction, then we receive 35% of the revenues and TradeSpark receives 65% of the revenues. Cantor also entered into an administrative services agreement with TradeSpark pursuant to which it provides administrative services to TradeSpark at cost. We and Cantor each received representation rights on the management committee of TP Holdings in proportion to their ownership interests in TradeSpark. As general partner, TP Holdings has the sole power to make management decisions on behalf of TradeSpark.

In order to provide incentives to the EIPs to trade on the TradeSpark electronic marketplace, which would have resulted in commissions to us under the TradeSpark technology services agreement, in 2000 we issued 5,500,000 shares of its Series A preferred stock and 2,500,000 shares of its Series B preferred stock to EIP Holdings. The 5,500,000 shares of Series A preferred stock and 2,500,000 shares of Series B preferred stock which were owned by EIP Holdings were convertible into (i) an aggregate of 80,000 shares of Class A Common Stock at any time or (ii) warrants to purchase up to 8,000,000 shares of eSpeed's Class A Common Stock at $27.94 per share upon certain conditions, including the achievement of minimum trading thresholds. In 2000, we recognized an expense of $2,235,200, equal to the fair value of the 80,000 shares of Class A common stock issuable upon conversion of the preferred stock, if none of the contingent performance targets were met.

In mid-2002, several of the TradeSpark EIP investors began to change their focus from energy merchant trading to asset management and a traditional utility model, requiring an adjustment to the

TradeSpark business model and a reduced focus on the TradeSpark investment by such energy partners. In the fourth quarter of 2002, the carrying value of our investment in TradeSpark was written down by $950,000 to its net realizable value.

In the first quarter of 2004, we and Cantor purchased 100% of EIP Holdings, the holding company formed by the EIPs that owned 66.34% of TradeSpark and 66.67% of TP Holdings, TradeSpark's general partner. We and Cantor entered into this agreement in order to maximize the net realizable value of their investment in TradeSpark by eliminating the interests of the outside EIP investors and bringing the management of TradeSpark under their collective control. The purchase price of $2.4 million was paid through EIP Holdings Acquisition, LLC (EIP Holdings Acquisition), a Delaware limited liability company owned by us and Cantor. In connection with this purchase, we contributed to EIP Holdings Acquisition a 4.75% interest in TP Holdings and its entire 4.97% interest in TradeSpark. Cantor contributed its existing 28.19% interest in TradeSpark along with their 28.33% interest in TP Holdings. We retained a 0.25% interest in TP Holdings. We also contributed $360,000, or 15%, of the $2.4 million of the cash consideration. We serve as the Managing Member of EIP Holdings Acquisition and will receive 15%, and Cantor will receive 85%, of all profits and losses and liquidation value of EIP Holdings Acquisition. As the 99.75% owner of TP Holdings, TradeSpark's general partner, EIP Holdings Acquisition is consolidated by Cantor given Cantor's 85% interest in all profits and losses. EIP Holdings Acquisition, eSpeed and Cantor have each appointed one member to TP Holdings' three-member management committee. As a part of EIP Holdings Acquisition's acquisition of the remaining 66.67% interest in TradeSpark they did not already own, we acquired all of the outstanding shares of eSpeed's Series A and Series B preferred stock. We received all right, title and interest in and to all these shares of eSpeed's Series A and Series B preferred stock owned by the EIPs directly or indirectly through their interest in EIP Holdings. These 5,500,000 shares of Series A preferred stock and 2,500,000 shares of Series B preferred stock were distributed to eSpeed by EIP Holdings Acquisition in March 2004 and retired by our board of directors. We accounted for this transaction as a Treasury stock acquisition, funded in part by its parent, Cantor, and a retirement of such stock, both at the amount of value ascribed to such shares in conjunction with the acquisition of the 66.67% interest in TradeSpark. Since the cost of acquisition of TradeSpark was less than the value of the net assets of TradeSpark (including the preferred stock), the excess was allocated as a reduction of the non-current assets pursuant to SFAS 141, resulting in no cost allocated to the preferred stock. The net effect of (a) the Treasury stock acquisition and retirement and (b) the implied capital contribution from Cantor was to decrease preferred stock and increase additional paid in capital by $80,000, representing the par value of the 5,500,000 shares of Series A preferred stock and the 2,500,000 shares of Series B preferred stock, with no gain recognized. Currently, EIP Holdings Acquisition owns 99.5% of TradeSpark and 99.75% of TP Holdings. TP Holdings, which owns 0.5% of TradeSpark, is 99.75% owned by EIP Holdings Acquisition and 0.25% by eSpeed. Our percentage ownership interest in TradeSpark before and after this transaction, through both direct and indirect investments, was 5.0% and 15.0%, respectively.

MUNICIPAL PARTNERS

In January 2002, Cantor sold the assets of the business known as Municipal Partners, Inc., a municipal bond broker, to a newly formed limited company, Municipal Partners, LLC, formed by Brian Kelly, a former employee of Cantor, in exchange for a 25% special interest in Municipal Partners, LLC. Cantor had purchased substantially all of the assets of Municipal Partners, Inc. in July 2000. Cantor also loaned $1,000,000 to Municipal Partners, LLC and is entitled to distributions equal to 5% of the gross revenues of the business less the amount of our revenue share for electronic transactions. Pending receipt of applicable licenses by Municipal Partners, LLC, Cantor provided Municipal Partners, LLC with interim services. In connection with the sale, we (1) granted Municipal Partners, LLC a non-exclusive license to use our software and technology to operate a municipal bond brokerage business; (2) will maintain our municipal bond trading platform and provide the software capabilities that were in place in Cantor's municipal bond business (we are to be compensated for upgrading the trading platform at cost plus a reasonable profit or at prevailing rates, at our election); (3) will provide web-hosting, technical and customer support at cost plus a reasonable fee to Municipal Partners, LLC; (4) will receive 50% of gross revenues of Municipal Partners, LLC, with respect to electronic transactions; and (5) terminated existing arrangements with former brokers in the business (some of whom are deceased) pursuant to which we had given them shares of our Class A common stock valued at $1,250,000 in exchange for promissory notes in the same amount with the result that the notes were terminated and the shares were cancelled. This agreement is currently subject to litigation.

FREEDOM INTERNATIONAL BROKERAGE

On January 29, 2001, we and Cantor formed a limited partnership to acquire 66.7% of Freedom International Brokerage. On April 4, 2001, we contributed 310,769 shares of our Class A common stock to the limited partnership, which entitles us to 75% of the limited partnership's interest in Freedom. We share in 15% of the limited partnership's cumulative profits but not in its cumulative losses. Cantor contributed 103,588 shares of our Class A common stock as the general partner. Cantor will be allocated all of the limited partnership's cumulative losses and 85% of the cumulative profits. The limited partnership exchanged the 414,357 shares for its 66.7% interest in Freedom. In addition, we issued warrants to purchase 400,000 shares of our Class A common stock to provide incentives to the Freedom owner-participants other than us and Cantor to migrate to our fully-electronic platform. To the extent necessary to protect us from any allocation of losses, Cantor is required to provide future capital contributions to the limited partnership up to an amount that would make Cantor's total contribution equal to our investment in the limited partnership.

Upon the closing of the transaction, we entered into a services agreement with Freedom to provide for electronic trading technology and services and infrastructure/back-offices services. Under this agreement, we are entitled to 65% of the electronic transaction services revenues and Freedom is entitled to 35% of such revenues. We also receive 35% of revenues derived from all voice-assisted transactions, other miscellaneous transactions and the sale of market data or other information that is not incidental to the above services. We have also agreed to pay to Freedom an overhead charge for each employee of ours that is based in Freedom's office.

CO2E.COM, LLC

On October 11, 2002, Mitsui & Co. (U.S.A.), Inc. and MB Emission Trading, Inc. (collectively, Mitsui) invested $1,200,000 in CO2e.com, a Cantor subsidiary. CO2e.com's purpose is to form and operate one or more electronic trading markets for products related to the mitigation of greenhouse gasses and related activities and to provide brokerage information and consulting services relating to the emission or mitigation of greenhouse gasses and related issues. In connection therewith, we and CO2e.com entered into a Services Agreement whereby we will receive 50% of CO2e.com's fully-electronic revenues and 20% of CO2e.com's voice-assisted and open outcry revenues. The Services Agreement supersedes the provisions of the Joint Services Agreement with respect to CO2e.com transactions. Mitsui received 4% of the equity of CO2e.com and we agreed to transfer certain intellectual property rights to CO2e.com.

UBS

On August 21, 2002, we entered into a Global Fixed Income Transaction Fee Agreement (the UBS Agreement) with UBS AG and certain named affiliates (collectively, UBS) and Cantor for UBS to execute trades electronically on our eSpeed® system in U.S. Securities, Agency Securities, European government bonds, UK Gilts, Japanese government bonds and swaps of these various securities instruments. The UBS Agreement had an initial term of two and one-half years, commencing as of January 1, 2002. In addition to quarterly participation fees to be paid to Cantor, UBS will pay transaction fees to Cantor for each executed transaction. These fees will then be shared with us in accordance with our Joint Services Agreement with Cantor.

In connection with the Agreement, we issued to UBS a warrant to purchase 300,000 shares of our Class A common stock. The warrant has a term of 10 years and has an exercise price equal to $8.75, the market value of the underlying Class A common stock on the date of issuance. The warrant is fully vested and nonforfeitable, and is exercisable nine years and six months after issuance, subject to acceleration upon the satisfaction by UBS of its commitment conditions provided for in the Agreement. We incurred a non-cash charge equal to the fair value of the warrant on the date of issuance, which will be amortized over the term of the Agreement.

In addition, we have provided UBS with piggyback registration rights for the Class A common stock underlying the warrants.

UBS failed to comply with the commitment condition for the period August 1, 2002 to July 31, 2003. Commencing October 1, 2003, the UBS Agreement was renegotiated to facilitate UBS's ability to meet the commitment condition going forward, to extend the term by one year to July 31, 2005 and to provide for a revised acceleration schedule (the Revised Agreement). The Revised Agreement provides for acceleration of 125,000 warrant shares on October 1, 2003, of which warrants to purchase 75,000 shares of our Class A common stock were exercised by UBS in October 2003, and acceleration of the remaining 175,000 warrant shares in seven equal tranches of 25,000 shares each quarter, commencing with the quarter ending January 31, 2004, subject to the satisfaction by UBS of the revised commitment conditions set forth in the Revised Agreement. We have notified UBS that it failed to comply with the commitment conditions for each of the five quarters commencing November 1, 2003 and ending January 31, 2005 and that it is not entitled to acceleration of the first 125,000 warrant shares.

DEUTSCHE BANK

On July 30, 2001, we entered into an agreement to form a business partner relationship with Deutsche Bank, AG (Deutsche Bank), whereby Deutsche Bank will channel its electronic market-making engines and liquidity for specified European fixed income products using our electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of our Series C Redeemable Convertible Preferred Stock (Series C Preferred) at its par value of $0.01 per share. Each share of the Series C Preferred is convertible at the option of Deutsche Bank into 10 shares of our Class A common stock at any time during the five years ending July 31, 2006.

At the end of each year of the five year agreement in which Deutsche Bank fulfills its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred will automatically convert into warrants to purchase 150,000 shares of our Class A common stock at an exercise price of $14.79 per share.

At the end of the five year period, to the extent that Deutsche Bank does not fulfill its obligations under the agreement and Series C Preferred shares remain outstanding, we have the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of our Class A common stock.

Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of our Class A common stock was issued by us. We have informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and that a warrant will not be issued for such period.

Based on certain communications and the failure of Deutsche Bank to comply with the agreement since, we have further notified Deutsche Bank that we believe it has terminated its right to receive warrants under the agreement for the remaining commitment periods. The 300 shares of Series C Preferred with respect to the twelve-month periods ended July 30, 2003 and 2004, are redeemable by us for 3,000 shares of Class A common stock.

INDEMNIFICATION BY CANTOR

Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor's limited partnership agreement, Cantor has agreed to indemnify us with respect to any liabilities we incur as a result of such lawsuits or allegations.

OTHER TRANSACTIONS

We enter into overnight reverse repurchase agreements with Cantor. At December 31, 2004, the reverse repurchase agreements totaled $189.8 million, including accrued interest. The securities collateralizing the reverse repurchase agreements are held under a custodial arrangement at J.P. Morgan Chase.

In September 2004, we raised approximately $340,000 for the Cantor Fitzgerald Relief Fund (the Relief Fund) in connection with a charity day on September 13, 2004. The Relief Fund is a tax-exempt organization established to aid the families of the victims who perishedas a result of the September 11 Events. Mr. Lutnick, our Chief Executive Officer, is one of the directors of the Relief Fund. Edie Lutnick, Mr. Lutnick's sister, and Stuart Fraser, Cantor's Vice Chairman, are the other directors of the Relief Fund.

In February 2003, we sold to Cantor fixed assets with a net book value of approximately $2.5 million pursuant to a sale leaseback agreement. We retain use of the assets in exchange for a $95,000 monthly charge under the Administrative Services Agreement.

EXPENSES OF SOLICITATION

The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year's Proxy Statement, the proposal must be submitted in writing to us for receipt not later than January 11, 2006. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and our by-law provisions. Stockholders who wish to submit a proposal for consideration at our 2005 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal no later than 45 days prior to the day and month of the notice of meeting pertaining to our 2005 Annual Meeting of Stockholders. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be sent to eSpeed, Inc., 110 E. 59th Street, New York, NY 10022, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2004, to the best of our knowledge, all reports were filed on a timely basis.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics (the "Code of Ethics"), a code of ethics that applies to members of our Board of Directors, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, other executive officers and our other employees. The Code of Ethics is publicly available on our website at http://www.espeed.com under the heading "Investor Info." If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

STEPHEN M. MERKEL Secretary

New York, New York
May 11, 2005

eSPEED, INC.
Annual Meeting of Stockholders – June 16, 2005

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $.01) and Class B common stock (par value $.01) of eSpeed, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, on June 16, 2005, commencing at 10:00 AM (local time), and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box in blue or black ink.

1.	Election of Directors.
Nominees:		HOWARD W. LUTNICK, LEE M. AMAITIS, KEVIN FOLEY, JOHN H. DALTON, WILLIAM J. MORAN, HENRY MORRIS AND ALBERT M. WEIS.
FOR all nominees listed above
WITHHOLD AUTHORITY to vote for the following nominees: ______________________________________
(Instructions: To withhold authority to vote for any one or more nominees, mark the "WITHHOLD AUTHORITY" box and write the name of the nominee or nominees in the space provided above.)

(Continued and to be signed on reverse side)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING
Dated: , 2005

Signature
Please sign, date and return the proxy card using the enclosed envelope.